Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation
                                                                                                            201 Merritt 7
                                                                                                Norwalk, CT 06851-1056
                                                                                                     tel+1-203-968-3000

Xerox Releases Fourth-Quarter and Full-Year Results

Plans to create separate Software, Financing and Innovation businesses, launch corporate venture capital fund

Financial Summary

•$235 million of operating cash flow from continuing operations in Q4, up $129 million from Q3 and down $163 million year-over-year (YOY); $548 million of full-year (FY) operating cash flow from continuing operations, down $696 million YOY.
•$221 million of free cash flow in Q4, up $133 million from Q3 and down $160 million YOY; $474 million of FY free cash flow, down $705 million YOY.
•Q4 adjusted operating margin of 9.5 percent, up 210 basis points from Q3 and down 730 basis points YOY; FY adjusted operating margin of 6.6 percent, down 650 basis points YOY.
•Q4 GAAP earnings per share (EPS) from continuing operations of $0.36, down $0.05 from Q3 and down $0.81 YOY; FY GAAP EPS from continuing operations of $0.84, down $1.94 YOY.
•Q4 adjusted EPS of $0.58, up $0.10 from Q3 and down $0.75 YOY; FY adjusted EPS of $1.41, down $2.14 YOY.
•$1.930 billion of Q4 revenue, up 9.2 percent or 8.5 percent in constant currency compared to Q3 and down 21.0 percent or 22.3 percent in constant currency YOY.
•$7.022 billion of FY revenue, down 22.5 percent YOY or 22.7 percent in constant currency YOY.
•Delivered $450 million of gross savings in 2020 under Project Own It.
•Returned 112 percent of free cash flow to shareholders in 2020.

NORWALK, Conn., Jan. 26, 2021 — Xerox Holdings Corporation (NYSE: XRX) today announced
2020 fourth-quarter and full-year results and guidance for 2021.

“Times of adversity require working in unison, and I couldn’t be prouder of the way our team came together. We put our strategy to the test in 2020, delivering positive earnings per share and free cash flow, while returning capital to shareholders and continuing to invest in our future. The team’s discipline allowed us to turn on a dime, tightly controlling expenses while steadfastly supporting clients,” said Xerox Vice Chairman and CEO John Visentin. “Though the impact of the pandemic continues in 2021, we expect to return to growth this year as we increase the breadth of offerings and reach new customers in existing and new businesses.”

Fourth-Quarter Key Financial Results - Continuing Operations:

(in millions, except per share data)	Q4 2020	Q4 2019	B/(W) YOY	% Change YOY
Revenue	$1,930	$2,444	$(514)	(21.0)% AC (22.3)% CC1
Gross Margin	36.2%	41.6%	(540) bps
RD&E %	3.9%	3.8%	(10) bps
SAG %	22.8%	20.9%	(190) bps
Pre-Tax Income	$103	$336	$(233)	(69.3)%
Pre-Tax Income Margin	5.3%	13.7%	(840) bps
Operating Income - Adjusted[1]	$184	$411	$(227)	(55.2)%
Operating Margin - Adjusted[1]	9.5%	16.8%	(730) bps
GAAP EPS	$0.36	$1.17	$(0.81)	(69.2)%
EPS - Adjusted[1]	$0.58	$1.33	$(0.75)	(56.4)%

Full-Year Key Financial Results - Continuing Operations:

(in millions, except per share data)	FY 2020	FY 2019	B/(W) YOY	% Change YOY
Revenue	$7,022	$9,066	$(2,044)	(22.5)% AC (22.7)% CC1
Gross Margin	37.4%	40.3%	(290) bps
RD&E %	4.4%	4.1%	(30) bps
SAG %	26.4%	23.0%	(340) bps
Pre-Tax Income	$252	$822	$(570)	(69.3)%
Pre-Tax Income Margin	3.6%	9.1%	(550) bps
Operating Income - Adjusted[1]	$464	$1,192	$(728)	(61.1)%
Operating Margin - Adjusted[1]	6.6%	13.1%	(650) bps
GAAP EPS	$0.84	$2.78	$(1.94)	(69.8)%
EPS - Adjusted[1]	$1.41	$3.55	$(2.14)	(60.3)%
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the     reported GAAP measures.

New Businesses to Deliver Continuous Growth
Xerox announced its intention to stand up its Software, Financing and Innovation organizations as separate and distinct businesses by 2022.

•The Software business will include a growing portfolio comprised of: DocuShare®, a cloud-based content management system; XMPie, software that supports multichannel marketing campaigns; and CareAR, an augmented reality business Xerox acquired in late 2020. CareAR has signed agreements with a number of major companies.

•Xerox Financial Services (XFS) will become a global payment solutions business, offering leasing for Xerox and third-party technology and office equipment. This will expand the company’s customer base, create cross-selling opportunities and provide more leasing options for small and medium-sized businesses.

•The Palo Alto Research Center (PARC) has been central in advancing the company’s innovation portfolio including 3D Printing and Digital Manufacturing, IoT Sensors and Services, and Clean Technology. Xerox installed its first 3D printer for a client in December, and IoT solutions are at work with the U.S. Defense Advanced Research Projects Agency and other clients.

In the coming months, Xerox will establish a $250 million corporate venture capital fund to invest in start-ups and early and mid-stage growth companies aligned with the company’s innovation pillars and targeted adjacencies. The corporate venture capital fund will further enhance the company’s existing innovation ecosystem and drive growth through investment, commercial partnerships and co-development of new technologies.

2021 Guidance
Despite the high-level of economic uncertainty, the company expects continued progress on its strategic initiatives as projected in its 2021 financial guidance:

•Revenue of at least $7.2 billion in constant currency or approximately 2.5 percent growth
•Operating cash flow from continuing operations of at least $600 million and free cash flow of at least $500 million

About Xerox
Xerox Holdings Corporation (NYSE: XRX) makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

•Adjusted EPS, which excludes restructuring and related costs, the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments from GAAP-EPS from continuing operations.
•Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is cash flow from continuing operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox® and DocuShare® are trademarks of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2020	2019	2020	2019
Revenues
Sales	$773	$919	$2,449	$3,227
Services, maintenance and rentals	1,101	1,465	4,347	5,595
Financing	56	60	226	244
Total Revenues	1,930	2,444	7,022	9,066
Costs and Expenses
Cost of sales	541	605	1,742	2,097
Cost of services, maintenance and rentals	658	790	2,533	3,188
Cost of financing	32	33	121	131
Research, development and engineering expenses	75	93	311	373
Selling, administrative and general expenses	440	512	1,851	2,085
Restructuring and related costs	29	53	93	229
Amortization of intangible assets	22	10	56	45
Transaction and related costs, net	—	4	18	12
Other expenses, net	30	8	45	84
Total Costs and Expenses	1,827	2,108	6,770	8,244
Income before Income Taxes & Equity Income(1)	103	336	252	822
Income tax expense	28	73	64	179
Equity in net income of unconsolidated affiliates	2	3	4	8
Income from Continuing Operations	77	266	192	651
Income from discontinued operations, net of tax	—	553	—	710
Net Income	77	819	192	1,361
Less: Income from continuing operations attributable to noncontrolling interests	—	—	—	3
Less: Income from discontinued operations attributable to noncontrolling interests	—	1	—	5
Net Income Attributable to Xerox Holdings	$77	$818	$192	$1,353

Amounts Attributable to Xerox Holdings:
Net income from continuing operations	$77	$266	$192	$648
Net income from discontinued operations	—	552	—	705
Net Income Attributable to Xerox Holdings	$77	$818	$192	$1,353

Basic Earnings per Share:
Continuing operations	$0.37	$1.22	$0.85	$2.86
Discontinued operations	—	2.56	—	3.17
Total Basic Earnings per Share	$0.37	$3.78	$0.85	$6.03

Diluted Earnings per Share:
Continuing operations	$0.36	$1.17	$0.84	$2.78
Discontinued operations	—	2.44	—	3.02
Total Diluted Earnings per Share	$0.36	$3.61	$0.84	$5.80
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(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net Income	$77	$819	$192	$1,361
Less: Income from continuing operations attributable to noncontrolling interests	—	—	—	3
Less: Income from discontinued operations attributable to noncontrolling interests	—	1	—	5
Net Income Attributable to Xerox Holdings	77	818	192	1,353

Other Comprehensive Income (Loss), Net
Translation adjustments, net	234	184	241	62
Unrealized (losses) gains, net	—	(9)	4	(6)
Changes in defined benefit plans, net	27	28	69	(10)
Other Comprehensive Income, Net	261	203	314	46
Less: Other comprehensive loss, net from continuing operations attributable to noncontrolling interests	—	(1)	—	—
Other Comprehensive Income, Net Attributable to Xerox Holdings	261	204	314	46

Comprehensive Income (Loss), Net	338	1,022	506	1,407
Less: Comprehensive (loss) income, net from continuing operations attributable to noncontrolling interests	—	(1)	—	3
Less: Comprehensive income, net from discontinued operations attributable to noncontrolling interests	—	1	—	5
Comprehensive Income, Net Attributable to Xerox Holdings	$338	$1,022	$506	$1,399

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$2,625	$2,740
Accounts receivable (net of allowances of $69 and $55, respectively)	883	1,236
Billed portion of finance receivables (net of allowances of $4 and $3, respectively)	99	111
Finance receivables, net	1,082	1,158
Inventories	843	694
Other current assets	251	201
Total current assets	5,783	6,140
Finance receivables due after one year (net of allowances of $129 and $86, respectively)	1,984	2,082
Equipment on operating leases, net	296	364
Land, buildings and equipment, net	407	426
Intangible assets, net	237	199
Goodwill	4,071	3,900
Deferred tax assets	508	598
Other long-term assets	1,455	1,338
Total Assets	$14,741	$15,047
Liabilities and Equity
Short-term debt and current portion of long-term debt	$394	$1,049
Accounts payable	983	1,053
Accrued compensation and benefits costs	261	349
Accrued expenses and other current liabilities	840	984
Total current liabilities	2,478	3,435
Long-term debt	4,050	3,233
Pension and other benefit liabilities	1,566	1,707
Post-retirement medical benefits	340	352
Other long-term liabilities	497	512
Total Liabilities	8,931	9,239

Convertible Preferred Stock	214	214

Common stock	198	215
Additional paid-in capital	2,445	2,782
Treasury stock, at cost	—	(76)
Retained earnings	6,281	6,312
Accumulated other comprehensive loss	(3,332)	(3,646)
Xerox Holdings shareholders’ equity	5,592	5,587
Noncontrolling interests	4	7
Total Equity	5,596	5,594
Total Liabilities and Equity	$14,741	$15,047

Shares of common stock issued	198,386	214,621
Treasury stock	—	(2,031)
Shares of Common Stock Outstanding	198,386	212,590

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Cash Flows from Operating Activities
Net Income	$77	$819	$192	$1,361
Income from discontinued operations, net of tax	—	(553)	—	(710)
Income from continuing operations	77	266	192	651
Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	96	98	368	430
Provisions	23	15	147	73
Net gain on sales of businesses and assets	(1)	(1)	(30)	(21)
Stock-based compensation	10	9	42	50
Restructuring and asset impairment charges	40	47	87	127
Payments for restructurings	(18)	(22)	(81)	(93)
Defined benefit pension cost	12	20	58	109
Contributions to defined benefit pension plans	(42)	(34)	(139)	(141)
Decrease (increase) in accounts receivable and billed portion of finance receivables	37	(50)	369	10
Decrease (increase) in inventories	140	78	(134)	109
Increase in equipment on operating leases	(32)	(40)	(118)	(153)
(Increase) decrease in finance receivables	(38)	(23)	183	101
Decrease (increase) in other current and long-term assets	6	(15)	8	(14)
Decrease in accounts payable	(54)	(23)	(123)	(47)
(Decrease) increase in accrued compensation	(40)	5	(189)	(94)
(Decrease) increase in other current and long-term liabilities	(19)	21	(165)	40
Net change in income tax assets and liabilities	19	60	32	90
Net change in derivative assets and liabilities	2	(4)	1	11
Other operating, net	17	(9)	40	6
Net cash provided by operating activities of continuing operations	235	398	548	1,244
Net cash provided by operating activities of discontinued operations	—	40	—	89
Net cash provided by operating activities	235	438	548	1,333
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(14)	(17)	(74)	(65)
Proceeds from sales of businesses and assets	1	—	30	21
Acquisitions, net of cash acquired	(10)	—	(203)	(42)
Other investing, net	—	—	1	1
Net cash used in investing activities of continuing operations	(23)	(17)	(246)	(85)
Net cash provided by investing activities of discontinued operations	—	2,233	—	2,233
Net cash (used in) provided by investing activities	(23)	2,216	(246)	2,148
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(636)	(551)	133	(950)
Dividends	(54)	(60)	(230)	(243)
Payments to acquire treasury stock, including fees	(150)	(232)	(300)	(600)
Other financing, net	—	(8)	(19)	(41)
Net cash used in financing activities	(840)	(851)	(416)	(1,834)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	22	13	10	—
(Decrease) increase in cash, cash equivalents and restricted cash	(606)	1,816	(104)	1,647
Cash, cash equivalents and restricted cash at beginning of period	3,297	979	2,795	1,148
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,691	$2,795	$2,691	$2,795

Impact of COVID-19 on Our Business Operations
In response to the COVID-19 pandemic, we have prioritized the health and safety of our employees, customers and partners to support their needs in the current hybrid environment so work can be done flawlessly, migrating between the workplace and the home-office. The pandemic has significantly impacted our sales of equipment and unbundled supplies as businesses hold off or delay purchases; due to their transactional nature, we expect that these sales will continue to fluctuate and gradually improve concurrent with office building reopenings and the roll-out of vaccinations, which is anticipated to allow more of our customers' employees to return to the office. Our bundled services contracts, on average, include a significant variable component based on print volumes, and a minimum fixed charge. The variable charges are impacted by our customers' employees not being in the office using our equipment and services due to lock-downs or capacity restrictions in office buildings; we expect that this contractual relationship will continue to enable us to ramp up and support our customers' needs as businesses resume operations.
We have a strong balance sheet and sufficient liquidity, including access to our undrawn $1.8 billion revolver. We further strengthened our liquidity with the early-redemption of all of our 2021 senior unsecured debt maturities during fourth quarter 2020, with the proceeds from the issuance of new senior unsecured notes and from finance receivables securitizations. With our Project Own It transformation and cost savings, we built a leaner and more flexible cost structure, and have also focused our efforts on incremental actions to prioritize and preserve cash as we manage through the pandemic. These actions include the use of available temporary government assistance measures and furlough programs, and the reduction of discretionary spend such as near-term targeted marketing programs, the use of contract employees, and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
The recent resurgence of the virus in several European countries and U.S. regions contributes to the remaining uncertainty around the trajectory, duration and economic impact of the pandemic in the near term, however we expect that measures to control the infection rate and expand economic activity will result in a moderate economic improvement in 2021. We expect to continue our actions to mitigate the effects of the pandemic on our business operations and financial performance.
Government Assistance and Furlough Programs
In response to the COVID-19 pandemic, various governments have enacted temporary measures to provide aid and economic stimulus directly to companies through cash grants and credits or indirectly through payments to temporarily furloughed employees.
In March 2020, in response to the COVID-19 pandemic, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). In addition to including temporary changes to income and non-income-based tax laws, the CARES Act provides refundable employee retention credits and defers the requirement to remit the employer-paid portion of social security payroll taxes. Similar pay protection programs were enacted in Canada and Europe that primarily provide direct grants to companies to cover the salary and wages of employees (retained or temporarily furloughed). During fourth quarter 2020, we recognized savings of approximately $12 million from these temporary measures in the U.S., Canada and Europe. Through the use of these programs, we have thus far been able to provide an offset to our costs, without further use of cash, while minimizing the financial impact to our employees.
Consistent with prior quarters, there were no material impacts to our income tax expense in the fourth quarter 2020 as a result of the temporary changes included in the CARES Act. In addition, we deferred payment of the employer-paid portion of social security payroll taxes through the end of calendar year 2020 to the extent not reduced by employee retention credits earned during 2020. This deferral ended in 2020 and we expect to pay 50% of the net deferred amount in 2021 and the remaining 50% in 2022 together with amounts normally due for the employer-paid portion of social security payroll taxes in those years.
The savings of approximately $12 million were recorded as follows in the Condensed Consolidated Statements of Income:

(in millions)	Three Months Ended December 31, 2020
Cost of services, maintenance and rentals	$8
Selling, administrative and general expenses	4
Total Estimated Savings	$12

We continue to monitor government programs and actions being implemented or expected to be implemented to counter the economic impacts of the COVID-19 pandemic. In December 2020, an additional $900 billion stimulus package, the Consolidated Appropriations Act, 2021, was approved in the U.S. extending the refundable employee retention credits into 2021. Other governments are likewise considering new programs or the extension of existing programs.

Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Equipment sales	$510	$616	(17.2)%	(18.8)%	26%	25%
Post sale revenue	1,420	1,828	(22.3)%	(23.5)%	74%	75%
Total Revenue	$1,930	$2,444	(21.0)%	(22.3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$773	$919	(15.9)%	(17.1)%
Less: Supplies, paper and other sales	(263)	(303)	(13.2)%	(13.6)%
Equipment Sales	$510	$616	(17.2)%	(18.8)%

Services, maintenance and rentals	$1,101	$1,465	(24.8)%	(26.1)%
Add: Supplies, paper and other sales	263	303	(13.2)%	(13.6)%
Add: Financing	56	60	(6.7)%	(9.0)%
Post Sale Revenue	$1,420	$1,828	(22.3)%	(23.5)%

Americas	$1,208	$1,561	(22.6)%	(22.5)%	63%	64%
EMEA	675	756	(10.7)%	(15.1)%	35%	31%
Other	47	127	(63.0)%	(63.0)%	2%	5%
Total Revenue(1)	$1,930	$2,444	(21.0)%	(22.3)%	100%	100%

Memo:
Xerox Services	$715	$871	(17.9)%	(19.4)%	37%	36%
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CC - Constant Currency (see Non-GAAP Financial Measures section).
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Fourth quarter 2020 total revenue decreased 21.0% as compared to fourth quarter 2019, including a 1.3-percentage point favorable impact from currency and an approximate 1.5-percentage point favorable impact from 2020 partner dealer acquisitions, partially offset by a 2.5-percentage point unfavorable impact from a one-time OEM license fee of $77 million received in the prior year. See the Sales of Ownership Interests in Fuji Xerox Co., Ltd. and Xerox International Partners section for further details.
The COVID-19 pandemic significantly impacted our fourth quarter 2020 revenues due to business closures and office building capacity restrictions that slowed our customers' purchasing decisions and caused lower printing volumes on our devices. Earlier in the fourth quarter, our business continued a moderation of the rate of revenue decline, consistent with business reopenings that had started during the third quarter. However, the resurgence of the virus in several European countries and U.S. regions during the fourth quarter halted the recovery in the latter part of the period, and as a result, our rate of revenue decline during the fourth quarter remained virtually unchanged as compared to the third quarter after excluding the one-time OEM license fee received in the prior year described above.
Geographically, the revenue declines from our EMEA Operations were smaller, primarily as a result of the favorable impact from recent acquisitions in the region and higher installations of mono devices associated with our hybrid workplace initiatives and large government deals, as well as demand for our recently launched PrimeLink light production mono devices. Fourth quarter 2020 total revenue reflected the following:
•Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which are affected by installs and removals, but also by the page volumes generated from the usage of such devices and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services primarily from our XBS organization. Post sale revenue decreased 22.3% as compared to fourth quarter 2019, including a 1.2-percentage point favorable impact from currency. The COVID-19 pandemic significantly impacted our post sale revenue during the fourth quarter 2020, and the decrease also reflects a 3.4-percentage point unfavorable impact from the one-time OEM license fee in the prior year described above. The decline in post sale revenue reflected the following:
◦Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 24.8% as compared to fourth quarter 2019, including a 1.3-percentage point favorable impact from currency and an approximate 4.1-percentage point unfavorable impact from the one-time OEM license fee received in the prior year described above. The decline at constant currency1 reflected a lower population of devices (which is partially associated with lower installs in prior and current periods), an ongoing competitive price environment, and lower page volumes (including a higher mix of lower average-page-volume products) that were worse than pre-COVID-19 decline trends due to the impact of business closures during the quarter. While these revenues are contractual in nature, on average, our bundled services contracts include a minimum fixed charge and a significant variable component based on print volumes. The rate of decline of these revenues increased slightly during the quarter as compared to the prior quarter, as a second wave of the COVID-19 virus drove new business shutdowns in certain geographical areas in the U.S. and EMEA.
◦Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 13.2% as compared to fourth quarter 2019, including a 0.4-percentage point favorable impact from currency and reflected primarily lower supplies revenues associated with lower page volume trends partially offset by higher IT revenues from our XBS channel and from recently acquired IT dealers outside of the U.S. The decrease in supplies was significantly impacted by lower sales through indirect channels, as resellers, in response to the lower demand caused by the pandemic, have reduced their inventory purchases to manage liquidity. We expect that such resellers will maintain low purchase levels and lower inventories until there is a stable recovery in sales activity.
◦Financing revenue is generated from financed equipment sale transactions. The 6.7% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 2.3-percentage point favorable impact from currency.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Entry	$59	$63	(6.3)%	(8.8)%	12%	10%
Mid-range	325	408	(20.3)%	(21.7)%	64%	66%
High-end	115	139	(17.3)%	(19.3)%	22%	23%
Other	11	6	83.3%	83.3%	2%	1%
Equipment Sales	$510	$616	(17.2)%	(18.8)%	100%	100%
____________________________
CC - Constant Currency (see Non-GAAP Financial Measures section).

•Equipment sales revenue decreased 17.2% as compared to fourth quarter 2019, including a 1.6-percentage point favorable impact from currency as well as the impact of price declines of approximately 5%. The COVID-19 pandemic significantly impacted our equipment sales revenue during the fourth quarter 2020 as a result of business closures and office building capacity restrictions that slowed our customers' purchasing decisions. In addition, our mix of revenues from lower-end and black-and-white devices has increased as a result of hybrid workplace trends associated with the COVID-19 pandemic. The decline at constant currency1 reflected the following:
◦Entry - The decrease was driven primarily by lower sales of color devices and product constraints with our black and white devices as a result of high demand for lower-end printers and MFPs (primarily of black-and-white devices) in part associated with hybrid-workplace trends and promotions, partially offset by higher sales of mono personal printers and MFPs in our developing regions in EMEA and Latin America.
◦Mid-range - The decrease was driven primarily by the COVID-19 pandemic and related office closures, which slowed sales of this group of products due to their prevalence in office-team settings. School closures in the U.S. also impacted sales of our PrimeLink light production mono devices. Higher sales to government accounts as well as demand for our new-generation of ConnectKey multi-function devices and successful demand campaigns in EMEA for our recently launched PrimeLink mono devices provided a partial offset.
◦High-end - The decrease reflected primarily lower installs of our Iridesse, iGen and Versant entry-production color presses, partially offset by higher demand for our larger Baltoro cut-sheet inkjet press and higher sales in the U.S. of our continuous-feed color systems, as well as higher installs of our Nuvera mono production presses in North America as a result of cyclical account refreshes. The decrease in our equipment sales revenue from production color systems was greater for sales of our Iridesse and Versant systems in the SMB segment, where production printing applications depend on business reopenings.
Total Installs
Installs reflect new placement of devices only (i.e., measure does not take into account removal of devices which may occur as a result of contract renewals or cancellations). Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox and non-Xerox branded products installed by our XBS sales unit.2 Detail by product group (see Appendix II) is shown below:

Entry
•22% decrease in color multifunction devices reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and in EMEA.
•28% increase in black-and-white multifunction devices reflecting higher activity primarily from indirect channels in the U.S and from developing regions in EMEA. The increase is primarily driven by higher sales of low-end devices associated with large order government deals from Eurasia and work-from-home sales programs.
Mid-Range3
•20% decrease in mid-range color installs primarily reflecting lower installs of multifunction color devices partially offset by strong demand for our new-generation of ConnectKey multi-function devices.
•16% decrease in mid-range black-and-white installs reflecting in part global market trends partially offset by strong demand for our recently launched PrimeLink light-production devices and our new-generation of ConnectKey multi-function devices.
High-End3
•26% decrease in high-end color installs reflecting primarily lower installs of our lower-end Versant devices and of our Iridesse and iGen productions systems, partially offset by higher installs of our Baltoro cut-sheet inkjet press and higher installs in the U.S. of our continuous-feed color systems .
•6% decrease in high-end black-and-white systems reflecting lower installs of our Nuvera devices in EMEA, partially offset by higher activity related to cyclical account refreshes in the U.S.

___________________________
(1)See the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
(2)During fourth quarter 2020, we revised the measurement of Total Installs to include installations of Xerox and non-Xerox branded devices directly by our XBS business Unit. Previously, Total Installs were based on intercompany transfers of devices to XBS and was limited to Xerox-branded devices only. Although the overall impact from the change was not material, we believe the new measurement basis provides a stronger connection between equipment sale revenues and installations. See APPENDIX II, Equipment Installs - Measurement Methodology Update, for the revision of prior quarters in 2020 based on the new methodology.
(3)Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 20%, and High-end color systems decreased 27%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2020	2019	B/(W)
Gross Profit	$699	$1,016	$(317)
RD&E	75	93	18
SAG	440	512	72

Equipment Gross Margin	28.9%	32.0%	(3.1)	pts.
Post sale Gross Margin	38.8%	44.8%	(6.0)	pts.
Total Gross Margin	36.2%	41.6%	(5.4)	pts.
RD&E as a % of Revenue	3.9%	3.8%	(0.1)	pts.
SAG as a % of Revenue	22.8%	20.9%	(1.9)	pts.

Pre-tax Income	$103	$336	$(233)
Pre-tax Income Margin	5.3%	13.7%	(8.4)	pts.

Adjusted(1) Operating Profit	$184	$411	$(227)
Adjusted(1) Operating Margin	9.5%	16.8%	(7.3)	pts.
____________________________
(1) See the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Fourth quarter 2020 pre-tax income margin of 5.3% decreased by 8.4-percentage points as compared to fourth quarter 2019. The decrease primarily reflected the impact of lower adjusted1 operating margin (see below) of 7.3-percentage points as well as higher Amortization of intangible assets and Other expenses, net, partially offset by lower Restructuring and related costs and Transaction and related costs, net.
Adjusted1 Operating Margin
Fourth quarter 2020 adjusted1 operating margin of 9.5% decreased by 7.3-percentage points as compared to fourth quarter 2019 reflecting the impact of lower revenues, primarily due to the significant effect of the COVID-19 pandemic on our business, partially offset by cost and expense reductions associated with our Project Own It transformation actions as well as additional savings from various cost reduction actions to mitigate the impact of the pandemic. These actions include approximately $12 million from temporary government assistance measures and furlough programs (see the Government Assistance and Furlough Programs section for further details) and other reductions in discretionary spend such as near term targeted marketing programs, the use of contract employees and the temporary suspension of 401(k) matching contributions for the year 2020, as well as lower compensation incentives consistent with lower sales and operating results. The decrease was also affected by an approximate 2.7-percentage point unfavorable impact from the one-time OEM license fee received in the prior year described above.
____________________________
(1) Refer to the Operating Income / Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Fourth quarter 2020 gross margin of 36.2% decreased by 5.4-percentage points as compared to fourth quarter 2019, reflecting the impact of lower revenues, (including from our higher margin post sale stream) primarily as a result of the significant effect of the COVID-19 pandemic due to business closures, as well as price promotion programs. The decrease was also affected by an approximate 1.9-percentage point unfavorable impact from the one-time OEM license fee received in the prior year described above. These headwinds were partially offset by the cost savings from our Project Own It transformation actions as well as the additional cost reduction actions to mitigate the impact of the pandemic, including savings of approximately $8 million from temporary government assistance measures and furlough programs and other reductions in discretionary spend such as the use of contract employees and the temporary suspension of 401(k) matching contributions.

Fourth quarter 2020 equipment gross margin of 28.9% decreased by 3.1-percentage points as compared to fourth quarter 2019, reflecting lower revenues (primarily as a result of COVID-19 related business closures) and an unfavorable mix of growth in low-end and mono devices as well as the adverse impact of price promotion programs partially offset by the benefit of cost reductions from Project Own It and a 1.5-percentage point favorable impact from the net impact of lower tariff costs and higher transaction currency.
Fourth quarter 2020 post sale gross margin of 38.8% decreased by 6.0-percentage points as compared to fourth quarter 2019, reflecting the impact of lower revenues (primarily as a result of COVID-19 related business closures impacting page volumes) and price erosion on contract renewals, partially offset by productivity and cost savings and restructuring savings associated with Project Own It transformation actions, as well as savings from our additional cost reduction actions to mitigate the impact of the pandemic. These actions include approximately $8 million of savings from temporary government assistance measures and furlough programs and other reductions in discretionary spend such as the use of contract employees and the temporary suspension of 401(k) matching contributions. The decrease was also affected by an approximate 2.4-percentage point unfavorable impact from the one-time OEM license fee received in the prior year described above.
Research, Development and Engineering Expenses (RD&E)
Fourth quarter 2020 RD&E as a percentage of revenue of 3.9% increased by 0.1-percentage points as compared to fourth quarter 2019, due to revenue declines partially offset by the benefit of cost reductions.
RD&E of $75 million decreased $18 million as compared to fourth quarter 2019 reflecting savings from Project Own It simplification and rationalization in core technology, and other temporary cost actions, as well as a favorable impact from the timing of investments, partially offset by higher spend in our innovation areas.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 22.8% increased by 1.9-percentage points as compared to fourth quarter 2019, primarily due the impact of lower revenues, partially offset by the benefits from cost savings and restructuring associated with our Project Own It transformation actions, and savings from additional cost reduction actions to mitigate the impact of the pandemic. These actions include approximately $4 million from temporary government assistance measures and furlough programs, and other reductions in discretionary spend such as near term targeted marketing programs, the use of contract employees and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
SAG of $440 million decreased by $72 million as compared to fourth quarter 2019, reflecting cost savings and restructuring savings associated with our Project Own It transformation actions and from additional cost reduction actions to mitigate the impact of the pandemic, as described above, partially offset by expenses from recent acquisitions, an increase in bad debt expenses and an approximate $5 million impact from translation currency.
During first quarter 2020, our bad debt provision was $61 million higher than the prior year period, primarily reflecting the expected impact on our customer base and related outstanding receivables portfolio as a result of the economic disruption caused by the COVID-19 pandemic. Bad debt expense increased by $5 million in fourth quarter 2020 as compared to fourth quarter 2019 primarily related to trade receivables. Overall, write-offs and the current bad debt reserves for our trade and finance receivables portfolios are in line with our projections and consistent with future expectations regarding the impacts from the COVID-19 pandemic. We continue to monitor developments regarding the pandemic, including business closures and mitigating government support actions, and, as a result, our reserve estimates may need to be updated in future periods. Bad debt expense of approximately 2.7 percent of total gross receivables on a trailing-twelve-month basis reflects the significant increase in first quarter 2020 which remained higher than the 2019 trend of less than one percent.
Restructuring and Related Costs
We incurred restructuring and related costs of $29 million for the fourth quarter 2020 as compared to $53 million for fourth quarter 2019. These costs were primarily related to the implementation of initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

	Three Months Ended December 31,
(in millions)	2020	2019
Restructuring Severance (1)	$50	$44
Asset Impairments (2)	—	13
Other contractual termination costs (3)	1	1
Net reversals (4)	(11)	(11)
Restructuring and asset impairment costs	40	47
Retention related severance/bonuses (5)	(5)	8
Contractual severance costs (6)	(6)	2
Consulting and other costs (7)	—	(4)
Total	$29	$53

___________________
(1)Reflects headcount reductions of approximately 750 and 550 employees worldwide in fourth quarter of 2020 and 2019, respectively.
(2)Primarily related to the exit and abandonment of leased and owned facilities. The charge for the fourth quarter 2019 includes the accelerated write-off of $3 million for leased right-of-use assets and $10 million for owned assets upon exit from the facilities, net of any potential sublease income and other recoveries.
(3)Primarily includes additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.
(4)Reflects net reversals for changes in estimated reserves from prior period initiatives.
(5)Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.
(6)Amounts primarily reflect estimated severance and other related costs we were contractually required to pay in connection with employees transferred as part of the shared service arrangement entered into with HCL Technologies in the first quarter 2019. The credit in the fourth quarter 2020 reflects the refund of amounts paid to HCL due to changes in employees transferred.
(7)Represents professional support services associated with our restructuring initiatives. The credit in the fourth quarter 2019 reflects adjustments of prior period estimated accruals for services.

Fourth quarter 2020 actions impacted several functional areas, with approximately 55% focused on gross margin improvements and approximately 45% focused on SAG reductions.
Fourth quarter 2019 actions impacted several functional areas, with approximately 47% focused on gross margin improvements, approximately 47% focused on SAG reductions and the remainder focused on RD&E optimization.
The restructuring and related costs reserve balance as of December 31, 2020 for all programs was $101 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
Transaction and related costs, net primarily reflect costs from third party providers for professional services associated with certain strategic M&A projects. There were no Transaction and related costs, net incurred during fourth quarter 2020 as compared to $4 million incurred during fourth quarter 2019.
Amortization of Intangible Assets
Fourth quarter 2020 Amortization of intangible assets of $22 million increased by $12 million compared to fourth quarter 2019 primarily due to the accelerated write-off of certain XBS tradenames as part of our continued efforts to realign and consolidate this business unit as part of Project Own It, as well as the impact from 2020 partner dealer acquisitions.

Worldwide Employment
Worldwide employment was approximately 24,700 as of December 31, 2020 and decreased by approximately 2,300 from December 31, 2019. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be back filled, as well as the impact of organizational changes.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2020	2019
Non-financing interest expense	$25	$24
Interest income	(2)	(7)
Non-service retirement-related costs	(9)	(3)
Gains on sales of businesses and assets	(1)	(1)
Currency (gains) losses, net	(1)	1
Loss on early extinguishment of debt	26	—
Contract termination costs - IT services	—	(4)
Tax Indemnification from Conduent	(7)	—
All other expenses, net	(1)	(2)
Other expenses, net	$30	$8

Non-financing interest expense
Fourth quarter 2020 non-financing interest expense of $25 million was $1 million higher than fourth quarter 2019. When combined with financing interest expense (Cost of financing), total interest expense was flat as compared to fourth quarter 2019 primarily reflecting a higher average debt balance partially offset by lower interest rates.
Interest Income
Fourth quarter 2020 interest income was $5 million lower than fourth quarter 2019, primarily due to lower interest rates.
Non-service retirement-related costs
Fourth quarter 2020 non-service retirement-related costs were $6 million lower than fourth quarter 2019, primarily driven by lower losses from pension settlements in the U.S. and lower discount rates.
Loss on early extinguishment of debt
During fourth quarter 2020 we recorded a $26 million loss associated with the early extinguishment of $1,062 million of the Senior Notes due May 2021. The net loss included the payment of a redemption premium of $24 million as well as the write-off of unamortized debt issuance costs and other debt carrying value adjustments. See Debt Activity section for additional information.
Contract termination costs - IT services
Contract termination costs - IT services was a $4 million credit in fourth quarter 2019 reflecting an adjustment to a
$43 million penalty recorded in fourth quarter 2018, associated with the termination of an IT services arrangement. There were no contract termination charges during fourth quarter 2020.
Tax indemnification from Conduent
Represents indemnification payment expected to be received from Conduent as part of the settlement of a pre-separation unrecognized tax position related to Conduent when part of our consolidated return. The equal and offsetting charge to this receipt is recorded in Income Tax expense, as part of our obligation to pay the taxing authorities.
Income Taxes
Fourth quarter 2020 effective tax rate was 27.2%. On an adjusted1 basis, fourth quarter 2020 effective tax rate was 29.8%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of earnings which includes non-deductible items on lower pre-tax income. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Fourth quarter 2019 effective tax rate was 21.7%. On an adjusted1 basis, fourth quarter 2019 effective tax rate was 25.0%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of earnings. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________
(1)Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.
Net Income from Continuing Operations
Fourth quarter 2020 net income from continuing operations attributable to Xerox Holdings was $77 million, or $0.36 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $122 million, or $0.58 per diluted share. Fourth quarter 2020 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets and Non-service retirement-related costs as well as Other discrete, unusual or infrequent items, which included a loss on the early extinguishment of debt (see Non-GAAP Financial Measures).
Fourth quarter 2019 net income from continuing operations attributable to Xerox Holdings was $266 million, or $1.17 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $300 million, or $1.33 per diluted share. Fourth quarter 2019 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and Non-service retirement-related costs as well as Other discrete, unusual or infrequent items (see Non-GAAP Financial Measures).
___________
(1) Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included in Appendix I.

Discontinued Operations
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox Co., Ltd. ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners ("XIP") for approximately $23 million (collectively the “Sales”). As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) for the periods prior to the Sales are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.
Summarized financial information for our Discontinued operations is as follows:

	Three Months Ended December 31,
(in millions)	2020	2019
Revenue	$—	$6

Income from operations(1)	$—	$17
Gain on disposal	—	629
Income before income taxes	—	646
Income tax expense	—	93
Income from discontinued operations, net of tax	—	553
Less: Income from discontinued operations attributable to noncontrolling interests, net of tax	—	1
Income from discontinued operations, attributable to Xerox Holdings, net of tax	$—	$552
__________
(1) Includes equity income from FX of $15 million for the three months ended December 31, 2019.

Capital Resources and Liquidity
Our fourth quarter financial results were significantly impacted by COVID-19 related business closures and office building capacity restrictions that slowed our customers' purchasing decisions and caused lower printing volumes on our devices. However, we believe we have sufficient liquidity to manage the business through the economic disruption caused by this pandemic:
•A majority of our business is contractually based and our bundled services contracts, on average, include not only a variable component linked to print volumes, but also a fixed minimum, which provides us with a continuing stream of operating cash flow.
•As of December 31, 2020, total cash, cash equivalents and restricted cash were $2,691 million and, apart from restricted cash of $66 million, was readily accessible for use. In fourth quarter 2020, we completed the early redemption of our $1.1 billion Senior Notes due May 2021 (see Debt Activity section for additional information).
•We have access to an undrawn $1.8 billion Credit Facility that matures in August 2022. In connection with the issuance of our $1.5 billion of new Senior Notes in August 2020, we amended the Credit Facility debt covenants to consider our level of cash on hand as part of our principal debt balance.
•We have utilized a combination of capital markets financing and securitization to refinance all 2020 and 2021 debt maturities, significantly reducing our near-term debt commitments and improving our long-term liquidity.
•We have focused our efforts on incremental actions to prioritize and preserve cash as we manage through the pandemic. These actions include the use of available temporary government assistance measures and furlough programs and the reduction of discretionary spend such as near term targeted marketing programs, the use of contract employees, and the temporary suspension of 401(k) matching contributions, as well as lower compensation incentives consistent with lower sales and operating results.
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended December 31,
(in millions)	2020	2019	Change
Net cash provided by operating activities of continuing operations	$235	$398	$(163)
Net cash provided by operating activities of discontinued operations	—	40	(40)
Net cash provided by operating activities	235	438	(203)

Net cash used in investing activities of continuing operations	(23)	(17)	(6)
Net cash provided by investing activities of discontinued operations	—	2,233	(2,233)
Net cash (used in) provided by investing activities	(23)	2,216	(2,239)

Net cash used in financing activities	(840)	(851)	11

Effect of exchange rate changes on cash, cash equivalents and restricted cash	22	13	9

(Decrease) increase in cash, cash equivalents and restricted cash	(606)	1,816	(2,422)
Cash, cash equivalents and restricted cash at beginning of period	3,297	979	2,318
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,691	$2,795	$(104)

Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $235 million in fourth quarter 2020. The $163 million decrease in operating cash from fourth quarter 2019 was primarily due to the following:
•$242 million decrease in pre-tax income before depreciation and amortization, restructuring and related costs, defined benefit pension costs and loss on early extinguishment of debt.
•$45 million decrease from accrued compensation primarily related to lower compensation costs as well as the payment of the 2020 management bonus in the fourth quarter as opposed to the first quarter of 2021.

•$31 million decrease from lower accounts payable primarily due to decreased spending and the year-over-year timing of supplier and vendor payments.
•$87 million increase from accounts receivable primarily due to improved timing of collections and lower revenues.
•$62 million increase from lower levels of inventory reflecting a significant reduction in surplus inventory.

Cash Flows from Investing Activities
Net cash used in investing activities of continuing operations was $23 million in fourth quarter 2020. The $6 million change from fourth quarter 2019 was primarily due to an acquisition of $9 million compared to no acquisitions in the prior year.

Cash Flows from Financing Activities
Net cash used in financing activities was $840 million in fourth quarter 2020. The $11 million decrease in the use of cash from fourth quarter 2019 was primarily due to the following:
•$82 million decrease due to lower share repurchases.
•$85 million increase from net debt activity. 2020 reflects payments of $1,086 million on Senior Notes, which includes an early redemption premium of $24 million, $51 million on a secured financing arrangement and $3 million of deferred debt issuance costs offset by proceeds of $500 million on a second secured financing arrangement. 2019 reflects payments of $554 million on Senior Notes.
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$2,625	$2,740
Restricted cash
Litigation deposits in Brazil	42	55
Escrow and cash collections related to secured finance receivables (1)	22	—
Other restricted cash	2	—
Total Restricted cash	66	55
Cash, cash equivalents and restricted cash	$2,691	$2,795
____________________
(1) Represents collections on finance receivables pledged for secured borrowings that will be remitted to lenders in following month.
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	December 31, 2020	December 31, 2019
Other current assets	$23	$—
Other long-term assets	43	55
Total Restricted cash	$66	$55

Operating Leases
We have operating leases for real estate and vehicles in our domestic and international operations and for certain equipment in our domestic operations. Additionally, we have identified embedded operating leases within certain supply chain contracts for warehouses, primarily within our domestic operations. Our leases have remaining terms of up to twelve years and a variety of renewal and/or termination options.

Operating leases right-of-use (ROU) assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	December 31, 2020	December 31, 2019
Other long-term assets	$310	$319

Accrued expenses and other current liabilities	$83	$87
Other long-term liabilities	250	260
Total Operating lease liabilities	$333	$347
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	December 31, 2020	December 31, 2019
Principal debt balance(1)	$4,467	$4,313
Net unamortized discount (premium)	3	(16)
Debt issuance costs	(27)	(17)
Fair value adjustments(2)
- terminated swaps	1	1
- current swaps	—	1
Total Debt	$4,444	$4,282
____________________________

(1)There were no Notes Payable as of December 31, 2020 and December 31, 2019.
(2)Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.
Debt Activity
In October 2020, we redeemed $750 million of the $1,062 million of 4.50% Senior Notes due May 2021, for $769 million in cash consideration, which included a redemption premium of $19 million. The early redemption resulted in a net loss of $18 million (which includes the write-off of debt carrying value adjustments). This early extinguishment was funded by the $1,500 million Senior Notes issued in August 2020. In December 2020, we redeemed the remaining principal of the $1,062 million of 4.50% Senior Notes due May 2021 of $312 million, for $317 million in cash consideration, which included a redemption premium of $5 million. The early redemption resulted in a net loss of $8 million (which includes the write-off of debt carrying value adjustments). This early extinguishment was funded by a $500 million secured borrowing arrangement entered into in December 2020 (see below). Accordingly, as a result of the above debt activity, an aggregate net loss from early extinguishment of $26 million was recorded in the fourth quarter 2020.
In December 2020, we entered into a secured loan agreement with a financial institution where we sold $610 million of U.S. based finance receivables to a Special Purpose Entity (SPE). The purchase by the SPE was funded through an amortizing secured loan to the SPE from the financial institution of $500 million. The debt has a variable interest rate based on the financial institution's cost of funds plus a spread (current rate of 1.76% at December 31, 2020) and an expected life of approximately 2.5 years with half projected to be repaid within the first year based on collections of the underlying portfolio of receivables.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2020	December 31, 2019
Total finance receivables, net(1)	$3,165	$3,351
Equipment on operating leases, net	296	364
Total Finance Assets, net(2)	$3,461	$3,715
____________________________

(1)Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)The change from December 31, 2019 includes an increase of $96 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2020	December 31, 2019
Finance receivables debt(1)	$2,769	$2,932
Equipment on operating leases debt	259	319
Financing debt	3,028	3,251
Core debt	1,416	1,031
Total Debt	$4,444	$4,282
____________________________
(1)Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.

Accounts receivable sales activities were as follows:

	Three Months Ended December 31,
(in millions)	2020	2019
Accounts receivable sales(1)	$151	$128
Estimated increase to operating cash flows(2)	47	67
____________________________
(1)Loss on sales were not material. Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.
(2)Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies ("HCL") pursuant to which we transitioned certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition was expected to be completed during 2020, however, as a result of delays caused by the COVID-19 pandemic, the transition is now expected to extend into 2021. HCL is expected to make certain ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a remaining aggregate spending commitment of approximately $1 billion over the next 5 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term, or for cause.
During fourth quarter 2020, we incurred net charges of approximately $46 million associated with this arrangement. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Statements of Income based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Sales of Ownership Interests in Fuji Xerox Co., Ltd. and Xerox International Partners
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners (XIP) for approximately $23 million (collectively the “Sales”).
As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business, which was fully consolidated, are reflected as a discontinued operation for the periods prior to the Sales, and their impact is excluded from continuing operations for all periods presented.
The transactions with FH also included an OEM license agreement by and between FX and Xerox, granting FX the right to use specific Xerox Intellectual Property (IP) in providing certain named original equipment manufacturers (OEM’s) with products (such as printer engines) in exchange for an upfront license fee of $77 million. The license fee was recorded within other revenues in fourth quarter 2019.
See the Discontinued Operations section for additional information. The $77 million ($58 million after-tax) OEM license had the following impact on our financial results for the Three Months Ended and for the Year Ended December 31, 2020 and 2019, respectively.

(in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
Financial Results from Continuing Operations	As Reported	OEM License Impact	As Reported Excluding OEM License Impact	As Reported	OEM License Impact	As Reported Excluding OEM License Impact

2020
Revenue	(21.0)%	(2.5)%	(18.5)%	(22.5)%	(0.6)%	(21.9)%
Revenue - CC(1)	(22.3)%	(2.5)%	(19.8)%	(22.7)%	(0.7)%	(22.0)%

2019
Gross Margin	41.6%	1.9%	39.7%	40.3%	0.6%	39.7%
Adjusted(1) Operating Margin	16.8%	2.7%	14.1%	13.1%	0.7%	12.4%
EPS - GAAP	$1.17	$0.25	$0.92	$2.78	$0.25	$2.53
EPS - Adjusted(1)	$1.33	$0.25	$1.08	$3.55	$0.25	$3.30
Operating Cash Flow (2)	$398	$58	$340	$1,244	$58	$1,186
____________________________
(1)Adjusted measures and Constant Currency (CC): see the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measures.
(2)Free Cash Flow likewise impacted by $58 million from OEM license.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the fourth quarter 2020 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period: Contract termination costs - IT services, Loss on early extinguishment of debt, and Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Reported(1)	$77	$0.36	$266	$1.17	$192	$0.84	$648	$2.78
Adjustments:
Restructuring and related costs	29		53		93		229
Amortization of intangible assets	22		10		56		45
Transaction and related costs, net	—		4		18		12
Non-service retirement-related costs	(9)		(3)		(29)		18
Loss on early extinguishment of debt	26		—		26		—
Contract termination costs - IT services	—		(4)		3		(12)
Income tax on adjustments(2)	(23)		(22)		(46)		(77)
Tax Act	—		(4)		—		(35)
Adjusted	$122	$0.58	$300	$1.33	$313	$1.41	$828	$3.55

Dividends on preferred stock used in adjusted EPS calculation(3)		$—		$—		$14		$—
Weighted average shares for adjusted EPS(3)		209		227		211		233
Fully diluted shares at end of period(4)		207
____________________________
(1)Net income and EPS from continuing operations attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for the three months ended December 31, 2020, and for three months ended and year ended 2019, includes 7 million shares associated with our Series A convertible preferred stock and therefore earnings excludes the preferred stock dividend. Average shares for the calculation of adjusted diluted EPS for the year ended December 31, 2020 excludes 7 million shares associated with our Series A convertible preferred stock and therefore earnings includes the preferred stock dividend.
(4)Represents common shares outstanding at December 31, 2020 plus potential dilutive common shares as used for the calculation of adjusted diluted EPS for the three months ended December 31, 2020 which includes shares associated with our Series A convertible preferred stock.

	Three Months Ended September 30, 2020
(in millions, except per share amounts)	Net Income	EPS
Reported(1)	$90	$0.41
Adjustments:
Restructuring and related costs	20
Amortization of intangible assets	13
Transaction and related costs, net	(6)
Non-service retirement-related costs	(13)
Income tax on adjustments	1
Adjusted	$105	$0.48

Dividends on preferred stock used in adjusted EPS calculation(2)		$4
Weighted average shares for adjusted EPS(2)		213
____________________________
(1)Net income and EPS from continuing operations attributable to Xerox Holdings.
(2)Average shares for the calculation of adjusted diluted EPS exclude 7 million shares associated with our Series A convertible preferred stock and therefore earnings include the preferred stock dividend.

Effective Tax Rate reconciliation

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$103	$28	27.2%	$336	$73	21.7%
Non-GAAP Adjustments(2)	68	23		60	22
Tax Act	—	—		—	4
Adjusted(3)	$171	$51	29.8%	$396	$99	25.0%

	Year Ended December 31, 2020			Year Ended December 31, 2019
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$252	$64	25.4%	$822	$179	21.8%
Non-GAAP Adjustments(2)	167	46		292	77
Tax Act	—	—		—	35
Adjusted(3)	$419	$110	26.3%	$1,114	$291	26.1%
____________________________
(1) Pre-tax income and income tax expense from continuing operations.
(2) Refer to Net Income and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the
Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$103	$1,930	5.3%	$336	$2,444	13.7%
Adjustments:
Restructuring and related costs	29			53
Amortization of intangible assets	22			10
Transaction and related costs, net	—			4
Other expenses, net	30			8
Adjusted	$184	$1,930	9.5%	$411	$2,444	16.8%

	Year Ended December 31, 2020			Year Ended December 31, 2019
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$252	$7,022	3.6%	$822	$9,066	9.1%
Adjustments:
Restructuring and related costs	93			229
Amortization of intangible assets	56			45
Transaction and related costs, net	18			12
Other expenses, net	45			84
Adjusted	$464	$7,022	6.6%	$1,192	$9,066	13.1%
___________________________
(1) Pre-tax Income and revenue from continuing operations.

	Three Months Ended September 30, 2020
(in millions)	Profit	Revenue	Margin
Reported(1)	$119	$1,767	6.7%
Adjustments:
Restructuring and related costs	20
Amortization of intangible assets	13
Transaction and related costs, net	(6)
Other expenses, net	(15)
Adjusted	$131	$1,767	7.4%
___________________________
(1) Pre-tax Income and revenue from continuing operations.

Free Cash Flow reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Reported(1)	$235	$398	$548	$1,244
Less: capital expenditures	(14)	(17)	(74)	(65)
Free Cash Flow	$221	$381	$474	$1,179

(in millions)	Three Months Ended September 30, 2020
Reported(1)	$106
Less: capital expenditures	(18)
Free Cash Flow	$88
____________________________
(1)Net cash provided by operating activities of continuing operations.

Guidance
Cash Flow

(in millions)	FY 2021
Operating Cash Flow (1)	At least $600
Less: Capital expenditures	(100)
Free Cash Flow	At least $500
____________________________
(1)Net cash provided by operating activities of continuing operations.

APPENDIX I
Xerox Holdings Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Basic Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$77	$266	$192	$648
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net income from continuing operations available to common shareholders	74	263	178	634
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	552	—	705
Adjusted net income available to common shareholders	$74	$815	$178	$1,339
Weighted average common shares outstanding	200,278	215,499	208,983	221,969

Basic Earnings per Share:
Continuing operations	$0.37	$1.22	$0.85	$2.86
Discontinued operations	—	2.56	—	3.17
Basic Earnings per Share	$0.37	$3.78	$0.85	$6.03

Diluted Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$77	$266	$192	$648
Accrued dividends on preferred stock	(3)	—	(14)	—
Adjusted net income from continuing operations available to common shareholders	74	266	178	648
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	552	—	705
Adjusted net income available to common shareholders	$74	$818	$178	$1,353
Weighted average common shares outstanding	200,278	215,499	208,983	221,969
Common shares issuable with respect to:
Stock Options	—	111	15	55
Restricted stock and performance shares	1,956	4,326	2,439	4,403
Convertible preferred stock	—	6,742	—	6,742
Adjusted weighted average common shares outstanding	202,234	226,678	211,437	233,169

Diluted Earnings per Share:
Continuing operations	$0.36	$1.17	$0.84	$2.78
Discontinued operations	—	2.44	—	3.02
Diluted Earnings per Share	$0.36	$3.61	$0.84	$5.80

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	799	750	784	805
Restricted stock and performance shares	3,657	1,350	3,173	1,272
Convertible preferred stock	6,742	—	6,742	—
Total Anti-Dilutive Securities	11,198	2,100	10,699	2,077

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Products and Offerings Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.
•Xerox Services, includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), as well as Digital and Cloud Print Services (including centralized print services) and Communication and Marketing Solutions.

Equipment Installs - Measurement Methodology Update
In the fourth quarter 2020, we updated our equipment installation measurement methodology to reflect the following: (i) activity from our XBS sales unit based on the timing of installations, whereas prior to this methodology update XBS activity was based on units shipped to the XBS sales unit, and (ii) installations of non-Xerox branded devices by our XBS sales unit. Note: Entry installations exclude OEM sales; Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales.

	2020 Installs % Change YOY
	As Reported			Updated Methodology
	Q1	Q2	Q3	Q1	Q2	Q3	Q4	FY
Entry A4 MFPs
Color	(20)%	(35)%	(9)%	(19)%	(33)%	(9)%	(22)%	(21)%
B&W	2%	(9)%	52%	3%	(8)%	54%	28%	20%

Mid-range
Color	(26)%	(46)%	(21)%	(26)%	(42)%	(19)%	(20)%	(26)%
B&W	(14)%	(42)%	(19)%	(16)%	(35)%	(20)%	(16)%	(22)%

High-end
Color	(52)%	(58)%	(38)%	(50)%	(55)%	(39)%	(26)%	(42)%
B&W	(25)%	2%	(13)%	(30)%	(2)%	(13)%	(6)%	(13)%